EXECUTION COPY

SHARE EXCHANGE AGREEMENT

by and among

BAY PEAK 5 ACQUISITION CORP.

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

and

THE SHAREHOLDERS OF
TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
NAMED HEREIN

Dated as of January 29, 2010

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange by the Shareholders.	1
1.2.	Closing.	1
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title.	2
2.2.	Organization.	2
2.3.	Power and Authority.	2
2.4.	No Conflicts.	2
2.5.	Litigation.	2
2.6.	No Finder’s Fee.	2
2.7.	Purchase Entirely for Own Account.	2
2.8.	Available Information.	2
2.9.	Non-Registration.	2
2.10.	Restricted Securities.	3
2.11.	Accredited Investor.	3
2.12.	Legends.	3
2.13.	Additional Legend; Consent.	3
2.14.	Disclosure.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TRUNKBOW		4
3.1.	Organization, Standing and Power.	4
3.2.	Subsidiaries; Equity Interests.	4
3.3.	Capital Structure.	4
3.4.	Authority; Execution and Delivery; Enforceability.	5
3.5.	No Conflicts; Consents.	5
3.6.	Taxes.	5
3.7.	Benefit Plans.	6
3.8.	Litigation.	6
3.9.	Compliance with Applicable Laws.	6
3.10.	Brokers.	6
3.11.	Contracts.	6
3.12.	Title to Properties.	7
3.13.	Intellectual Property.	7
3.14.	Labor Matters.	7
3.15.	Financial Statements.	7
3.16.	Insurance.	7
3.17.	Transactions with Affiliates and Employees.	8
3.18.	Solvency.	8
3.19.	Application of Takeover Protections.	8
3.20.	Investment Company.	8
3.21.	Foreign Corrupt Practices.	8
3.22.	Absence of Certain Changes or Events.	8
3.23.	Disclosure.	9
3.24.	No Undisclosed Events, Liabilities, Developments or Circumstances.	9
3.25.	No Additional Agreements.	10
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BAY PEAK		10
4.1.	Formation Related to Bankruptcy Plan.	10
4.2.	Organization, Standing and Power.	10
4.3.	Subsidiaries; Equity Interests.	10
4.4.	Capital Structure.	11
4.5.	Authority; Execution and Delivery; Enforceability.	11

4.6.	No Conflicts; Consents.	11
4.7.	Taxes.	12
4.8.	Benefit Plans.	12
4.9.	ERISA Compliance; Excess Parachute Payments.	12
4.10.	Litigation.	12
4.11.	Compliance with Applicable Laws.	12
4.12.	Contracts.	13
4.13.	Title to Properties.	13
4.14.	Intellectual Property.	13
4.15.	Labor Matters.	13
4.16.	Undisclosed Liabilities.	13
4.17.	Financial Statements.	13
4.18.	Transactions With Affiliates and Employees.	13
4.19.	Solvency.	14
4.20.	Application of Takeover Protections.	14
4.21.	Investment Company.	14
4.22.	Foreign Corrupt Practices.	14
4.23.	Absence of Certain Changes or Events.	14
4.24.	Certain Registration Matters.	15
4.25.	Disclosure.	15
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances.	15
4.27.	No Additional Agreements.	16
ARTICLE V CONDITIONS TO CLOSING		16
5.1.	Bay Peak Conditions Precedent.	16
5.2.	Trunkbow and Shareholder Conditions Precedent.	17
ARTICLE VI COVENANTS		19
6.1.	Blue Sky Laws.	19
6.2.	Public Announcements.	19
6.3.	Fees and Expenses.	19
6.4.	Continued Efforts.	19
6.5.	Exclusivity.	19
6.6.	Access.	20
6.7.	Preservation of Business.	20
6.8.	Preparation of Disclosure Letters.	20
6.9.	Financing.	20
6.10.	Registration Under the Exchange Act; Listing.	20
6.11.	Piggy-Back Registration Rights.	20
6.12.	Financial Reporting; Inspection of Books and Records.	21
6.13.	Lock-Up of Shares and Transfer Restrictions.	21
6.14.	Break-Up Fees.	21
6.15.	Board Composition.	21
6.16.	Approval by Bay Peak Nominee.	22
ARTICLE VII MISCELLANEOUS		22
7.1.	Notices.	22
7.2.	Amendments; Waivers; No Additional Consideration.	23
7.3.	Termination.	23
7.4.	Replacement of Securities.	23
7.5.	Remedies.	24
7.6.	Independent Nature of Shareholders’ Obligations and Rights.	24
7.7.	Limitation of Liability.	24

7.8.	Interpretation.	24
7.9.	Severability.	24
7.10.	Counterparts; Facsimile Execution.	24
7.11.	Entire Agreement; Third Party Beneficiaries.	25
7.12.	Governing Law.	25
7.13.	Assignment.	25

Annex A	Schedule of Share Issuance
Annex B	Post-Closing Capitalization
Annex C	Definitions
Exhibit 1	Final Decree
Exhibit 2	Opinion of Lewis and Roca, LLP, Nevada Counsel
Exhibit 3	Opinion of Lewis and Roca, LLP, Bankruptcy Counsel
Exhibit 4	Opinion of Lewis and Roca, LLP, Bankruptcy Counsel

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of January 27, 2010, is by and among BAY PEAK 5 ACQUISITION CORP., a Nevada corporation (“Bay Peak”), TRUNKBOW INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company (“Trunkbow”), and the individuals identified on Annex A hereto (together referred to herein as the “Shareholders” and each a “Shareholder”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

A.           Trunkbow has 10,000 shares of common stock, $1.00 par value per share (the “Trunkbow Stock”), issued and outstanding, all of which are held by the Shareholders.  Each Shareholder is the record and beneficial owner of the number of shares of Trunkbow Stock set forth opposite such Shareholder’s name on Annex A hereto.  Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Trunkbow Stock in exchange for a number of newly issued shares of the Common Stock, $0.001 par value, of Bay Peak (the “Bay Peak Stock”) that will, in the aggregate, constitute approximately ninety-five percent (95%) of the issued and outstanding capital stock of Bay Peak as of and immediately after the Closing but prior to giving effect to the Financing (as defined below).

B.           The number of shares of Bay Peak Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A.  The aggregate number of shares of Bay Peak Stock that is reflected on Annex A is referred to herein as the “Shares.”

C.           The Board of Directors of each of Bay Peak and Trunkbow has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

1.1.          Exchange by the Shareholders. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Bay Peak its Trunkbow Stock free and clear of all Liens in exchange for the Bay Peak Stock listed on Annex A opposite such Shareholder’s name.

1.2.          Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to Bay Peak with respect to itself, as follows.

2.1.           Good Title. The Shareholder is the record and beneficial owner, and has good title to its Trunkbow Stock, with the right and authority to sell and deliver such Trunkbow Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Bay Peak as the new owner of such Trunkbow Stock in the share register of Trunkbow, Bay Peak will receive good title to such Trunkbow Stock, free and clear of all Liens.

2.2.           Organization. Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3.           Power and Authority. The Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document (not defined) to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

2.4.           No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any material contractual obligation to which the Shareholder is a party.

2.5.           Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

2.6.           No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

2.7.           Purchase Entirely for Own Account. The Bay Peak Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Bay Peak Stock, except in compliance with applicable securities laws.

2.8.           Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Bay Peak.

2.9.           Non-Registration. The Shareholder understands that the Bay Peak Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Bay Peak Stock in accordance with Bay Peak’s charter documents or the laws of its jurisdiction of incorporation.

2.10.       Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Bay Peak Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.11.       Accredited Investor. The Shareholder is an “Accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

2.12.       Legends.  The Shareholder hereby agrees with Bay Peak that the Bay Peak Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.13.       Additional Legend; Consent. Additionally, the Bay Peak Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to Bay Peak making a notation on its records or giving instructions to any transfer agent of Bay Peak Stock in order to implement the restrictions on transfer of the Shares.

ARTICLE III
Representations and Warranties of Trunkbow

Subject to the exceptions set forth in the Trunkbow Disclosure Letter (regardless of whether or not the Trunkbow Disclosure Letter is referenced below with respect to any particular representation or warranty), Trunkbow represents and warrants as follows to Bay Peak.

3.1.          Organization, Standing and Power. Trunkbow and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Trunkbow, a material adverse effect on the ability of Trunkbow to perform its obligations under this Agreement or on the ability of Trunkbow to consummate the Transactions (a “Trunkbow Material Adverse Effect”).  Trunkbow and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Trunkbow Material Adverse Effect.  Trunkbow has delivered to Bay Peak true and complete copies of the Trunkbow Charter, the Trunkbow Bylaws, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.          Subsidiaries; Equity Interests.

(a)           The Trunkbow Disclosure Letter lists each subsidiary of Trunkbow and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Trunkbow, by another subsidiary of Trunkbow or by Trunkbow and another subsidiary of Trunkbow, free and clear of all Liens.

(b)           Except for its interests in its subsidiaries, Trunkbow does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.          Capital Structure. The authorized capital stock of Trunkbow consists of 50,000 shares of common stock, $.1.00 par value .  As of the date hereof, 10,000 shares of common stock are issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of Trunkbow are issued, reserved for issuance or outstanding.  Trunkbow is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of Trunkbow and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the law of the British Virgin Islands, the Trunkbow Charter, the Trunkbow Bylaws or any Contract to which Trunkbow is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Trunkbow or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Trunkbow’s capital stock or the capital stock of any of its subsidiaries may vote (“Voting Trunkbow Debt”).  Except as set forth in the Trunkbow Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Trunkbow or any of its subsidiaries is a party or by which any of them is bound (a) obligating Trunkbow or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Trunkbow or any of its subsidiaries or any Voting Trunkbow Debt, (b) obligating Trunkbow or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Trunkbow or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of Trunkbow to repurchase, redeem or otherwise acquire any shares of capital stock of Trunkbow.

3.4.          Authority; Execution and Delivery; Enforceability. Trunkbow has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by Trunkbow of this Agreement and the consummation by Trunkbow of the Transactions have been duly authorized and approved by the Board of Directors of Trunkbow and no other corporate proceedings on the part of Trunkbow are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against Trunkbow in accordance with its terms. , except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

3.5.          No Conflicts; Consents.

(a)           The execution and delivery by Trunkbow of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Trunkbow or any of its subsidiaries under, any provision of (i) the Trunkbow Charter, the Trunkbow Bylaws or the comparable charter or organizational documents of any of its subsidiaries, (ii) any material Contract to which Trunkbow or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Trunkbow or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Trunkbow Material Adverse Effect.

(b)           Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Trunkbow or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.          Taxes.

(a)           Each of Trunkbow and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to timely file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Trunkbow Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to timely pay or pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Trunkbow Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Trunkbow know of no basis for any such claim.

(b)           The Trunkbow Financial Statements reflect an adequate reserve for all Taxes payable by Trunkbow and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  To the knowledge of Trunkbow no deficiency with respect to any Taxes has been proposed, asserted or assessed against Trunkbow or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Trunkbow Material Adverse Effect.

3.7.          Benefit Plans.

(a)           Except as set forth in the Trunkbow Disclosure Letter, Trunkbow does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Trunkbow or any of its subsidiaries (collectively, “Trunkbow Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between Trunkbow or any of its subsidiaries and any current or former employee, officer or director of Trunkbow or any of its subsidiaries, nor does Trunkbow or any of its subsidiaries have any general severance plan or policy.

(b)           Since December 31, 2008, there has not been any adoption or amendment in any material respect by Trunkbow or any of its subsidiaries of any Trunkbow Benefit Plan.

3.8.          Litigation. Except as set forth in the Trunkbow Disclosure Letter, there is no Action against or affecting Trunkbow or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Trunkbow Material Adverse Effect.  Neither Trunkbow nor any of its subsidiaries, nor to the knowledge of Trunkbow, any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.          Compliance with Applicable Laws. Except as set forth in the Trunkbow Disclosure Letter, Trunkbow and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Trunkbow Material Adverse Effect.  Trunkbow has not received any written communication during the past two years from a Governmental Entity that alleges that Trunkbow is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.        Brokers. Except as set forth in the Trunkbow Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Trunkbow or any of its subsidiaries.

3.11.        Contracts. Except as disclosed in the Trunkbow Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Trunkbow and its subsidiaries taken as a whole.  Neither Trunkbow nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Trunkbow Material Adverse Effect.

3.12.        Title to Properties. Except as set forth in the Trunkbow Disclosure Letter, neither Trunkbow nor any of its subsidiaries own any real property.  Trunkbow and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses, except to the extent the failure of having such sufficient title or valid leasehold interest, would not reasonably be expected to have a Trunkbow Material Adverse Effect.  All such assets and properties, other than assets and properties in which Trunkbow or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the Trunkbow Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Trunkbow and its subsidiaries to conduct business as currently conducted.  To the knowledge of Trunkbow, the current assets of Trunkbow and its subsidiaries, including all Intellectual Property Rights, constitute all of the assets required for use in connection with the businesses currently carried on by Trunkbow and its subsidiaries, and are adequate to conduct such businesses as currently conducted.

3.13.         Intellectual Property. Trunkbow and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of Trunkbow and its subsidiaries taken as a whole.  The Trunkbow Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of Trunkbow and its subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of Trunkbow, threatened that Trunkbow or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of Trunkbow, no person is infringing the rights of Trunkbow or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.         Labor Matters. There are no collective bargaining or other labor union agreements to which Trunkbow or any of its subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of Trunkbow, is imminent with respect to any of the employees of Trunkbow.

3.15.         Financial Statements. Trunkbow has delivered to Bay Peak its audited consolidated financial statements for the fiscal years ended December 31, 2008 and 2007 and its unaudited consolidated financial statements for the nine months ended September 30, 2009 and 2008 (the “Trunkbow Financial Statements”).  The Trunkbow Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period indicated.  The Trunkbow Financial Statements fairly present in all material respects the financial condition and operating results of Trunkbow, as of the dates, and for the periods, indicated therein.  Trunkbow does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Trunkbow Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Trunkbow Material Adverse Effect.

3.16.         Insurance. Except as set forth in the Trunkbow Disclosure Letter, Trunkbow and each of its subsidiaries are insured by  reputable insurers customary for companies doing business in the PRC against such losses and risks and in such amounts as are prudent and customary in the businesses in which Trunkbow and its subsidiaries are engaged and in the geographic areas where they engage in such businesses.  Trunkbow has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for Trunkbow’s and such subsidiaries’ respective lines of business.

3.17.         Transactions with Affiliates and Employees. Except as set forth in the Trunkbow Disclosure Letter and the Trunkbow Financial Statements, to the knowledge of Trunkbow, none of the officers or directors of Trunkbow and, to the knowledge of Trunkbow, none of the employees of Trunkbow is presently a party to any transaction with Trunkbow or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Trunkbow, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18.         Solvency. Based on the financial condition of Trunkbow as of the Closing Date (and assuming that the Closing shall have occurred), (a) Trunkbow’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Trunkbow’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Trunkbow’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by Trunkbow, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Trunkbow, together with the proceeds Trunkbow would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Trunkbow does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.19.         Application of Takeover Protections. Trunkbow has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Trunkbow Charter, the Trunkbow Bylaws or the laws of its jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and Trunkbow fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

3.20.         Investment Company. Trunkbow is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.21.         Foreign Corrupt Practices. Neither Trunkbow, nor any of its subsidiaries, nor, to Trunkbow’s knowledge, any director, officer, agent, employee or other person acting on behalf of Trunkbow or any of its subsidiaries has, in the course of its actions for, or on behalf of, Trunkbow (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.22.         Absence of Certain Changes or Events. Except as disclosed in the Trunkbow Financial Statements or in the Trunkbow Disclosure Letter, from December 31, 2008 to the date of this Agreement, Trunkbow has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Trunkbow or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a Trunkbow Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Trunkbow Material Adverse Effect;

(c)           any waiver or compromise by Trunkbow or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Trunkbow or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a Trunkbow Material Adverse Effect;

(e)           any material change to a material Contract by which Trunkbow or any of its subsidiaries or any of its respective assets is bound or subject;

(f)            any mortgage, pledge, transfer of a security interest in, or lien, created by Trunkbow or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair Trunkbow’s or its subsidiaries’ ownership or use of such property or assets;

(g)           any loans or guarantees made by Trunkbow or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)           any alteration of Trunkbow’s method of accounting or the identity of its auditors;

(i)            any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Trunkbow Stock;

(j)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Trunkbow stock option plans; or

(k)           any arrangement or commitment by Trunkbow or any of its subsidiaries to do any of the things described in this Section 3.22.

3.23.       Disclosure. All disclosure provided to Bay Peak regarding Trunkbow, its business and the Transactions, furnished by or on behalf of Trunkbow (including Trunkbow’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.24.        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, to the knowledge of Trunkbow, or is contemplated to occur with respect to Trunkbow or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Trunkbow under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Trunkbow of its Trunkbow Stock

3.25.         No Additional Agreements. Except as set forth in the Trunkbow Disclosure Letter, Trunkbow does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE IV
Representations and Warranties of Bay Peak

Subject to the exceptions set forth in the Bay Peak Disclosure Letter (regardless of whether or not the Bay Peak Disclosure Letter is referenced below with respect to any particular representation or warranty), Bay Peak represents and warrants as follows to the Shareholders and Trunkbow.

4.1.           Formation Related to Bankruptcy Plan. Bay Peak was originally incorporated with the name VT Dutch Services, Inc. (“VTD”).  VTD was formed as part of the implementation of a Chapter 11 reorganization plan (the “Visitalk Plan”) of Visitalk.com, Inc. (“Visitalk.com”). VTD was incorporated in Arizona on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). VCC is the successor to Visitalk under the Visitalk Plan.  The Visitalk Plan was confirmed by the Bankruptcy Court and deemed effective on September 17, 2004. The Final Decree closing the Visitalk.com Chapter 11 case was entered by the Bankruptcy Court on July 28, 2006 and is attached as Exhibit 1 (the “Final Decree”). With the entry of the Final Decree, VTD has no liabilities of any kind related to any Visitalk.com claimants or shareholders. The Visitalk Plan further authorized VCC to distribute 846,147 of VTD’s shares held by VCC to 201 creditors of Visitalk.com.  In addition, the Visitalk Plan authorized the issuance of newly designated warrants to purchase shares of VTD common stock, in various ratios in accordance with the Visitalk Plan, to 330 creditors and claimants of Visitalk.com (the “Plan Warrants”).  The distribution of these securities under the Visitalk Plan was exempt from registration under the Securities Act of 1933, as authorized by Section 1145 of the Bankruptcy Code. VTD changed the state of incorporation from Arizona to Nevada and adopted a change of name to Bay Peak 5 Acquisition Corp. effective October 1, 2008.

4.2.           Organization, Standing and Power. Bay Peak is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Bay Peak, a material adverse effect on the ability of Bay Peak to perform its obligations under this Agreement or on the ability of Bay Peak to consummate the Transactions (a “Bay Peak Material Adverse Effect”).  Bay Peak is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Bay Peak Material Adverse Effect.  Bay Peak has delivered to Trunkbow true and complete copies of the Bay Peak Charter and the Bay Peak Bylaws, as amended through date of this Agreement..

4.3.           Subsidiaries; Equity Interests. Bay Peak does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.4.          Capital Structure. The authorized capital stock of Bay Peak consists of 190,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value.  As of the date hereof (a) 1,687,000 shares of Bay Peak’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of Bay Peak’s common stock or preferred stock are held by Bay Peak in its treasury.  Except as set forth in the Bay Peak Disclosure Letter, no shares of capital stock or other voting securities of Bay Peak are issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of Bay Peak are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Bay Peak Charter, the Bay Peak Bylaws or any Contract to which Bay Peak is a party or otherwise bound.  Except as set forth in the Bay Peak Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of Bay Peak having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Bay Peak’s common stock may vote (“Voting Bay Peak Debt”).  Except as set forth in the Bay Peak Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Bay Peak is a party or by which it is bound (a) obligating Bay Peak to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Bay Peak or any Voting Bay Peak Debt, (b) obligating Bay Peak to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Bay Peak.  As of the date of this Agreement, there are not any outstanding contractual obligations of Bay Peak to repurchase, redeem or otherwise acquire any shares of capital stock of Bay Peak.   The stockholder list provided to Trunkbow is a current stockholder and such list accurately reflects all of the issued and outstanding shares of the Bay Peak’s common stock. Please provide

4.5.          Authority; Execution and Delivery; Enforceability. The execution and delivery by Bay Peak of this Agreement and the consummation by Bay Peak of the Transactions have been duly authorized and approved by the Board of Directors of Bay Peak and the holders of a majority of its capital stock and no other corporate proceedings on the part of Bay Peak are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Bay Peak, enforceable against Bay Peak in accordance with the terms hereof.

4.6.          No Conflicts; Consents.

(a)           The execution and delivery by Bay Peak of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Bay Peak under, any provision of (i) the Bay Peak Charter or Bay Peak Bylaws, (ii) any material Contract to which Bay Peak is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.6(b), any material Order or material Law applicable to Bay Peak or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Bay Peak Material Adverse Effect.

(b)           No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Bay Peak in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.7.          Taxes.

(a)           Bay Peak has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Bay Peak Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Bay Peak Material Adverse Effect.

(b)           The Bay Peak Financial Statements reflect an adequate reserve for all Taxes payable by Bay Peak (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Bay Peak, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Bay Peak Material Adverse Effect.

(c)           There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Bay Peak.  Bay Peak is not bound by any agreement with respect to Taxes.

4.8.          Benefit Plans. Bay Peak does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Bay Peak.  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Bay Peak and any current or former employee, officer or director of Bay Peak, nor does Bay Peak have any general severance plan or policy.

4.9.          ERISA Compliance; Excess Parachute Payments. Bay Peak does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Bay Peak benefit plan for the benefit of any current or former employees, consultants, officers or directors of Bay Peak.

4.10.        Litigation. There is no Action against or affecting Bay Peak or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Bay Peak Material Adverse Effect.  Neither Bay Peak nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.11.        Compliance with Applicable Laws. Bay Peak is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Bay Peak Material Adverse Effect.  Bay Peak has not received any written communication during the past two years from a Governmental Entity that alleges that Bay Peak is not in compliance in any material respect with any applicable Law.  This Section 4.11 does not relate to matters with respect to Taxes, which are the subject of Section 4.7.

4.12.         Contracts. Except as set forth in the Bay Peak Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Bay Peak taken as a whole.  Bay Peak is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Bay Peak Material Adverse Effect.

4.13.         Title to Properties. Bay Peak has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Bay Peak has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Bay Peak to conduct business as currently conducted.  Bay Peak has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Bay Peak enjoys peaceful and undisturbed possession under all such material leases.

4.14.         Intellectual Property. Bay Peak does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of Bay Peak, threatened that Bay Peak is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.15.         Labor Matters. There are no collective bargaining or other labor union agreements to which Bay Peak is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of Bay Peak, is imminent with respect to any of the employees of Bay Peak.

4.16.         Undisclosed Liabilities. Bay Peak has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a balance sheet of Bay Peak or in the notes thereto.  The Bay Peak Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of Bay Peak) due after the date hereof.  All liabilities of Bay Peak shall be paid off in full and shall in no event remain liabilities of Bay Peak, Trunkbow or the Shareholders following the Closing.

4.17.         Financial Statements. Bay Peak has delivered to Trunkbow and Shareholders its unaudited consolidated financial statements for period ending August 31, 2008 (the “Bay Peak Financial Statements”).  The Bay Peak Financial Statements fairly present in all material respects the financial condition and operating results of Bay Peak, as of the dates, and for the periods, indicated therein.  Bay Peak does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to August 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Bay Peak Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Bay Peak Material Adverse Effect.

4.18.         Transactions With Affiliates and Employees.  None of the officers or directors of Bay Peak and, to the knowledge of Bay Peak, none of the employees of Bay Peak is presently a party to any transaction with Bay Peak or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Bay Peak, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.19.        Solvency. Based on the financial condition of Bay Peak as of the Closing Date (and assuming that the Closing shall have occurred), (a) Bay Peak’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Bay Peak’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Bay Peak’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Bay Peak, and projected capital requirements and capital availability thereof, and (c) the current cash flow of Bay Peak, together with the proceeds Bay Peak would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  Bay Peak does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.20.        Application of Takeover Protections. Bay Peak has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Bay Peak’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Bay Peak fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

4.21.        Investment Company. Bay Peak is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.22.        Foreign Corrupt Practices. Neither Bay Peak, nor to Bay Peak’s knowledge, any director, officer, agent, employee or other person acting on behalf of Bay Peak has, in the course of its actions for, or on behalf of, Bay Peak (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.23.        Absence of Certain Changes or Events.  Except as disclosed in the Bay Peak Financial Statements or the Bay Peak Disclosure Letter, from the date of the Bay Peak Financial Statements to the date of this Agreement, Bay Peak has conducted its business only in the ordinary course, and during such period there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of Bay Peak from that reflected in the Bay Peak Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Bay Peak Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that would have a Bay Peak Material Adverse Effect;

(c)           any waiver or compromise by Bay Peak of a valuable right or of a material debt owed to it;

(d)           any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Bay Peak, except in the ordinary course of business and the satisfaction or discharge of which would not have a Bay Peak Material Adverse Effect;

(e)           any material change to a material Contract by which Bay Peak or any of its assets is bound or subject;

(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)           any resignation or termination of employment of any officer of Bay Peak;

(h)           any mortgage, pledge, transfer of a security interest in or lien created by Bay Peak with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Bay Peak’s ownership or use of such property or assets;

(i)            any loans or guarantees made by Bay Peak to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)            any declaration, setting aside or payment or other distribution in respect of any of Bay Peak’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Bay Peak;

(k)           any alteration of Bay Peak’s method of accounting or the identity of its auditors;

(l)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Bay Peak stock option plans; or

(m)          any arrangement or commitment by Bay Peak to do any of the things described in this Section 4.23.

4.24.        Certain Registration Matters. Except as set forth in the Bay Peak Disclosure Letter, Bay Peak has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Bay Peak registered with the SEC or any other governmental authority that have not been satisfied.

4.25.        Disclosure. All disclosure provided to the Shareholders regarding Bay Peak, its business and the Transactions, furnished by or on behalf of Bay Peak (including Bay Peak’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.26.        No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Bay Peak, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Bay Peak under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Bay Peak of its common stock and which has not been publicly announced.

4.27.        No Additional Agreements. Bay Peak does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

5.1.          Bay Peak Conditions Precedent. The obligations of the Shareholders and Trunkbow to enter into and complete the Closing are subject, at the option of the Shareholders and Trunkbow, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Trunkbow and the Shareholders in writing.

(a)           Representations and Covenants. The representations and warranties of Bay Peak contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Bay Peak shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Bay Peak on or prior to the Closing Date.  Bay Peak shall have delivered to the Shareholders and Trunkbow a certificate, dated the Closing Date, signed by an officer of  Bay Peak, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Trunkbow or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Bay Peak.

(c)           Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Bay Peak for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Bay Peak, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Bay Peak Material Adverse Effect.

(d)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Trunkbow Financial Statements which has had or is reasonably likely to cause a Bay Peak Material Adverse Effect.

(e)           Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Bay Peak, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Trunkbow and the Shareholders.

(f)            Satisfactory Completion of Due Diligence.  Trunkbow and the Shareholders shall have completed their legal, accounting and business due diligence of Bay Peak and the results thereof shall be satisfactory to Trunkbow and the Shareholders in their sole and absolute discretion.

(g)           Secretary’s Certificate.  Bay Peak shall have delivered to Trunkbow a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Bay Peak Charter, the Bay Peak Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)           Good Standing Certificate.  Bay Peak shall have delivered to Trunkbow a certificate of good standing of Bay Peak dated within five (5) business days of Closing issued by the Secretary of State of Nevada.

(i)            Resignations and Appointments.  Bay Peak shall have delivered to Trunkbow (i) a letter of resignation from each director and officer of Bay Peak resigning from all of their respective positions effective upon the Closing and (ii) evidence of the election of such directors and officers of Bay Peak as may be designated by Trunkbow, effective as of the Closing.

(j)            Payoff Letters and Releases.  Bay Peak shall have delivered to Trunkbow such pay-off letters and releases relating to liabilities of Bay Peak as Trunkbow shall request, in form and substance satisfactory to Trunkbow.

(k)           Lien Searches.  If requested, Bay Peak shall have delivered to Trunkbow the results of UCC, judgment lien and tax lien searches with respect to Bay Peak, the results of which indicate no liens on the assets of Bay Peak.

(l)            Release.  Bay Peak shall have delivered to Trunkbow a duly executed release by the current directors and officers of Bay Peak and by Bay Peak, LLC (“Bay Peak and VCC in favor of Bay Peak, Trunkbow and the Shareholders, in form and substance satisfactory to Trunkbow.

(m)          Issuance of Shares.  Bay Peak shall have issued the Shares to the Shareholders on the stock ledger of Bay Peak in accordance with Annex A and shall have delivered a copy of such stock ledger to Trunkbow and the Shareholders.  At or within five (5)  business days following the Closing, Bay Peak shall deliver to each Shareholder a certificate representing the new shares of Bay Peak Stock issued to such Shareholder.

(n)           Completion of Financing.  The Financing shall have been completed or shall be completed simultaneously with the Closing.

(p)           Opinions. Opinion from Lewis and Roca related to matters of Nevada law covering the matters set forth in Exhibit 2 attached hereto and as to bankruptcy matters in substantially the form of Exhibit 3 and Exhibit 4 attached hereto.

(p)           Other documents. Such other documents as Trunkbow may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty of Bay Peak evidencing the performance by Bay Peak, or the compliance by Bay Peak with, any covenant or obligation required to be performed or complied with by Bay Peak (iii) evidencing the satisfaction of any condition referred to in this Article V, or (iv) otherwise facilitating the consummation of any of the transactions contemplated by this Agreement and the Transaction Documents.

5.2.        Trunkbowand Shareholder Conditions Precedent.  The obligations of Bay Peak to enter into and complete the Closing is subject, at the option of Bay Peak, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Bay Peak in writing.

(a)           Representations and Covenants.  The representations and warranties of the Shareholders and Trunkbow contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and Trunkbow shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and Trunkbow on or prior to the Closing Date.  Each of Trunkbow and the Shareholders shall have delivered to Bay Peak a certificate, dated the Closing Date, to the foregoing effect.

(b)           Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Bay Peak, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Trunkbow.

(c)           Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Trunkbow for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or Trunkbow, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Trunkbow Material Adverse Effect.

(d)           No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Trunkbow Financial Statements which has had or is reasonably likely to cause an Trunkbow Material Adverse Effect.

(e)           Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Bay Peak, on a fully-diluted basis, as indicated on Annex B attached hereto. .

(f)            Satisfactory Completion of Due Diligence.  Bay Peak shall have completed its legal, accounting and business due diligence of Trunkbow and the Shareholders and the results thereof shall be satisfactory to Bay Peak in its sole and absolute discretion.

(g)           Secretary’s Certificate. Trunkbow shall have delivered to Bay Peak a certificate, signed by its Secretary or other authorized officer, certifying that the attached copies of the Trunkbow Constituent Instruments and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(h)           Good Standing Certificate.  Trunkbow shall have delivered to Bay Peak a certificate of good standing of Trunkbow dated within five (5) business days of Closing reasonably satisfactory to Bay Peak.

(i)            Delivery of Audit Report and Financial Statements.  Trunkbow shall have completed the Trunkbow Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the Trunkbow Financial Statements shall be satisfactory to Bay Peak in its sole and absolute discretion.

(j)            Delivery of PRC Legal Opinion.  Trunkbow shall have received an opinion from its legal counsel in the People’s Republic of China that confirms the legality under Chinese law of the restructuring being effected by Trunkbow in connection with the Transactions, assignment of material patents and the enforceability of this Agreement and that is otherwise satisfactory to Trunkbow, the Shareholders, and Bay Peak.

(k)           Share Transfer Documents.  Each Shareholder shall have delivered to Bay Peak the original certificate(s) representing its Trunkbow Stock, accompanied by a duly executed stock transfer power for transfer by the Shareholder of its Trunkbow Stock to Bay Peak.

(l)            Completion of Financing.  The Financing (as defined in Section 6.9 below) shall have been completed or shall be completed simultaneously with the Closing.

ARTICLE VI
Covenants

6.1.        Blue Sky Laws.  Bay Peak shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Bay Peak Stock in connection with this Agreement.

6.2.        Public Announcements.  Bay Peak and Trunkbow will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

6.3.        Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

6.4.        Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.5.        Exclusivity.  No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Bay Peak or Trunkbow (as applicable), or any assets of Bay Peak or Trunkbow (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

6.6.        Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

6.7.        Preservation of Business.  From the date of this Agreement until the Closing Date, each of Trunkbow and Bay Peak shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

6.8.        Preparation of Disclosure Letters.  The Parties acknowledge and agree that, while Bay Peak and Trunkbow have provided drafts of the Bay Peak Disclosure Letter and Trunkbow Disclosure Letter, Bay Peak and Trunkbow have not yet delivered the final disclosure letters.  Bay Peak and Trunkbow shall deliver Bay Peak Disclosure Letter and the Trunkbow Disclosure Letter to the Parties, including copies of all agreements and other documents referred to thereon, in final form within at least 2 business days prior to the Closing.  The Parties shall have two (2) business days following delivery of Bay Peak Disclosure Letter and the Trunkbow Disclosure Letter, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if any Party objects to any information contained in Bay Peak Disclosure Letter or the Trunkbow Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

6.9.         Financing.  Bay Peak shall use commercially reasonable efforts to raise not less than USD$2,000,000 nor more than USD$15,000,000 through the sale of shares of Common Stock and the call of outstanding warrants, on terms that are reasonably satisfactory to Trunkbow and the Shareholders (the “Financing”), which Financing shall be consummated simultaneously with the Closing  In addition, Bay Peak LLC (“Bay Peak Investor”)will agree to purchase 5,000,000 shares of Common Stock in the Financing.

6.10.       Registration Under the Exchange Act; Listing.  Bay Peak shall use its best efforts to file a Form 10 within 60 days after Closing to register the Bay Peak Stock pursuant to the Exchange Act and qualify the Bay Peak Stock for trading on a recognized U.S. stock exchange or the Over-the-Counter Bulletin Board.

6.11.       Piggy-Back Registration Rights.  If at any time after the date hereof, Bay Peak shall determine to register for its own account or the account of others under the Securities Act (including pursuant a demand for registration of any stockholder of Bay Peak) any of its equity securities, other than on Form S-4 or Form S-8 or their then equivalents relating to shares of common stock to be issued solely in connection with any acquisition of any entity or business or shares of common stock issuable in connection with stock option or other employee benefit plans, it shall send to Bay Peak and VCC (the “Existing Shareholders”) written notice of such determination and, if within twenty (20) days after receipt of such notice, any Existing Shareholder shall so request in writing, Bay Peak shall use its best efforts to include in such registration statement all or any part of the shares such Existing Shareholder requests to be registered (the “Registrable Shares”), except that if, in connection with a public offering of Bay Peak, the managing underwriter shall impose a limitation on the number of shares of such common stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then Bay Peak shall be obligated to include in such registration statement only such limited portion of the Registrable Shares with respect to which such Existing Shareholder has requested inclusion hereunder on a pro rata basis.  Shares of common stock which are Registrable Shares shall cease to be Registrable Shares upon the consummation of any sale pursuant to a registration statement or Rule 144 under the Securities Act or once such shares become eligible for resale pursuant to Rule 144(k).  Bay Peak will use its best efforts to keep effective any registration or qualification contemplated by this Section 6.12 and shall from time to time amend or supplement each applicable registration statement, preliminary prospectus, final prospectus, application, document and communication until such time as all of the shares held by the Existing Shareholders may be sold without volume restrictions pursuant to Rule 144, in each case as determined by the counsel to Bay Peak pursuant to a written opinion letter to such effect, addressed and acceptable to Bay Peak’s transfer agent. Bay Peak will also provide each Existing Shareholder with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

6.12.       Financial Reporting; Inspection of Books and Records.  Bay Peak shall, from and after the Closing and until the second anniversary of the Closing, supply the Existing Shareholders with quarterly financial information within sixty (60) days of the end of each fiscal quarter, prepared in accordance with GAAP, but subject to normal limitations related to interim reports.  The Existing Shareholders shall have the right, in accordance with Nevada law, to inspect Bay Peak’s books and records during normal business hours with reasonable notice.  Such requirements shall be deemed fully met so long as Bay Peak files reports under the Exchange Act.

6.13.       Lock-Up of Shares and Transfer Restrictions.  The Shareholder agrees that he shall not, without the written consent of Bay Peak, sell, assign, encumber or otherwise transfer, voluntarily or involuntarily, and with or without consideration, any interest in all or any part of the Shares or any shares of Bay Peak’s capital stock hereafter acquired by the Shareholder until Bay Peak has successfully qualified the Bay Peak Stock for trading on a recognized U.S. stock exchange or the Over-the-Counter Bulletin Board.  Notwithstanding the forgoing, the Shareholder may transfer all or any part of the Shares to a member or members of his immediate family or to a trust the beneficiaries are exclusively the undersigned and/or a member or members of his immediate family or to corporations, partnerships, limited liability companies or other entities to the extent that such entities are wholly-owned by the undersigned and that in each such instance the transferee will agree to comply with the provisions of this Section 6.13.

6.14.       Break-Up Fees.  If the Transactions contemplated hereby are terminated prior to Closing by Bay Peak pursuant to Section 7.3(a)(ii) below, then Trunkbow shall pay Bay Peak a fee of USD$200,000; provided, that if such breach is of Section 6.5 above, then the fee shall be USD$500,000.

6.15.       Board Composition.  The Shareholder, Bay Peak and Trunkbow agree that until the earlier of (i) the second anniversary of the Closing or (ii) such time as the Bay Peak Investor owns less than 200,000 shares (subject to stock splits, combinations and the like), the Bay Peak Investor shall have the right to nominate one (1) member of the Board of Directors of Bay Peak (the “Bay Peak Nominee”).  The Bay Peak Nominee shall be appointed to the Board of Bay Peak at Closing, and the Shareholder shall vote affirmatively for such Bay Peak nominee, and shall not act to remove or replace such director during the period set forth in the preceding sentence, unless such removal shall be “for cause.”  Notwithstanding the other transfer restrictions described herein, the Shareholder shall not sell, assign or otherwise transfer his shares unless the transferee agrees to the obligations of the Shareholder set forth in Sections 6.13 through 6.16 hereof.

6.16.       Approval by Bay Peak Nominee.  Until Bay Peak has successfully qualified the Bay Peak Stock for trading on a recognized U.S. stock exchange or the Over-the-Counter Bulletin Board, Bay Peak and Trunkbow agree that Bay Peak shall not issue any new securities without the consent of the Bay Peak Nominee, except as contemplated by the “Principal Terms of Investment in Trunkbow International Holdings Limited” dated November 27, 2007.

ARTICLE VII
Miscellaneous

7.1.         Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Bay Peak, to:

Bay Peak 5 Acquisition Corp.
169 Bolsa Ave.
Mill Valley, CA. 94941
Attention: Cory Roberts
Facsimile: 415-462-0242

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA  94105-2228
Attention:  Scott C. Kline, Esq.
Facsimile: 415.983.1200

If to Trunkbow, to:

Trunkbow International Holdings Limited
Room F, 35/Floor Noble Center No. 1006
3rd Fuzhong Road Futian District,
Shenzhen 518026, China
Attention:  Regis Kwong
Facsimile: 86-755 8202 8883

With a copy to:

Loeb & Loeb LLP
345 Park Ave.
New York, New York 10154
Attention: Mitchell Nussbaum,
Facsimile: 212 504-3013

If to the Shareholders at the addresses set forth in Annex A hereto.

7.2.        Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by Trunkbow, Bay Peak and Shareholders holding a majority of the Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then hold the Shares.

7.3.        Termination.

(a)         The Parties may terminate this Agreement as provided below:

(i)           Trunkbow, Bay Peak and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)          Bay Peak may terminate this Agreement by giving written notice to Trunkbow and the Shareholders at any time prior to the Closing (A) in the event Trunkbow or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Bay Peak has notified Trunkbow and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) in the event that Bay Peak objects to any information contained in the Trunkbow Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with 6.9 hereof; or (C) if the Closing shall not have occurred on or before March 31, 2010 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from Bay Peak itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)         Trunkbow may terminate this Agreement by giving written notice to Bay Peak at any time prior to the Closing (A) in the event Bay Peak has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Trunkbow has notified Bay Peak of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) in the event that Trunkbow objects to any information contained in the Bay Peak Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 6.9 hereof; or (C) if the Closing shall not have occurred on or before march 31, 2010 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from Trunkbow or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b)           If any Party terminates this Agreement pursuant to Section 7.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

7.4.        Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Bay Peak shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Bay Peak of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Bay Peak may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

7.5.        Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Bay Peak and Trunkbow will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

7.6.         Independent Nature of Shareholders’ Obligations and Rights.  The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of Trunkbow and Bay Peak acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

7.7.         Limitation of Liability.  Notwithstanding anything herein to the contrary, each of Bay Peak and Trunkbow acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

7.8.         Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

7.9.         Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

7.10.       Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

7.11.       Entire Agreement; Third Party Beneficiaries.  This Agreement, taken together with the Trunkbow Disclosure Letter and the Bay Peak Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

7.12.       Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

7.13.       Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAY PEAK 5 ACQUISITION CORP.

By:
Name: Cory Roberts
Title: President

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

By:
Name:
Title:

SHAREHOLDERS:

Lao Chi Weng

Regis Kwong

Eddy Chow

Ningling Jiang

Chief Honour Investments Limited

By:
Name:
Title:

Capital Melody Limited

By:
Name:
Title:

[Signature Page to Share Exchange Agreement]

ANNEX A
Shareholders of Trunkbow

Name and Address of Shareholder	Number of Shares of Trunkbow Stock Exchanged	Number of Shares of Bay Peak Stock To Be Received
Chief Honour Investments Limited (Dr. Hou Wanchun)	4,375	8,558,764
Capital Melody Limited (Li Qiang)	3,875	7,580,619
Lao Chi Weng	500	978,144
Regis Kwong	426	833,379
Eddy Chow	412	805,991
Ningling Jiang	412	805,991
TOTAL	10,000	19,562,888

ANNEX B
Post-Closing Capitalization

Shareholders	Common Stock	Warrants
BPAC5 (Shell)	1,687,112
Warrant Investors	2,774,500	554,900
VeriFone Investment	2,500,000	500,000
Other PPM Investors	1,933,200	386,640
Song Mengyuan	1,000,000	200,000
Other Chinese Investors	3,014,375	602,875
Dr. Hou Wanchun	8,558,764
Li Qiang	7,580,619
Lao Chi Weng	978,144
Regis Kwong	833,379
Eddy Chow	805,991
Ningling Jiang	805,991
Merriman Curhan Ford & Co		561,104
Total	32,472,075	2,805,519

ANNEX C
Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bay Peak” has the meaning set forth in the Preamble of this Agreement.

“Bay Peak Investor” has the meaning set forth in Section 6.9 of this Agreement.

“Bay Peak Bylaws” means the Bylaws of Bay Peak, as amended to the date of this Agreement.

“Bay Peak Charter” means the Articles of Incorporation of Bay Peak, as amended to the date of this Agreement.

“Bay Peak Disclosure Letter” means the letter delivered from Bay Peak to Trunkbow and the Shareholder in accordance with this Agreement.

“Bay Peak Financial Statements” has the meaning set forth in the Section 4.17 of this Agreement.

“Bay Peak Material Adverse Effect” has the meaning set forth in the Section 4.2 of this Agreement.

“Bay Peak Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Shareholders” has the meaning set forth in Section 6.12 of this Agreement.

“Final Decree” has the meaning set forth in Section 4.1 of this Agreement.

“Financing” has the meaning set forth in Section 6.9 of this Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indemnified Parties” has the meaning set forth in Section 6.8 of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Trunkbow” has the meaning set forth in the Preamble of this Agreement.

“Trunkbow Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“Trunkbow Constituent Instruments” means the Certificate of Incorporation and Memorandum and Articles of Association of Trunkbow, as amended to the date of this Agreement.

“Trunkbow Disclosure Letter” means the letter delivered from Trunkbow to Bay Peak in accordance with this Agreement.

“Trunkbow Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“Trunkbow Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“Trunkbow Stock” has the meaning set forth in the Background Section of this Agreement.

“Party” has the meaning set forth in the Preamble of this Agreement.

“Plan Warrants” has the meaning set forth in Section 4.1 of this Agreement.

“Registrable Shares” has the meaning set forth in Section 6.12 of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“VCC” has the meaning set forth in Section 4.1 of this Agreement.

“Visitalk Plan” has the meaning set forth in Section 4.1 of this Agreement.

“Visitalk.com” has the meaning set forth in Section 4.1 of this Agreement.

“Voting Trunkbow Debt” has the meaning set forth in Section 3.3 of this Agreement.

“Voting Bay Peak Debt” has the meaning set forth in Section 4.4 of this Agreement.

“VTD” has the meaning set forth in Section 4.1 of this Agreement.

EXHIBIT 1
Final Decree

(See Attached)

EXHIBIT 2
Opinion of Lewis and Roca, LLP, Nevada Counsel

(See Attached)

EXHIBIT 3
Opinions of Lewis and Roca, LLP, Bankruptcy Counsel

(See Attached)

EXHIBIT 4
Opinions of Lewis and Roca, LLP, Bankruptcy Counsel

(See Attached)